SHARE PURCHASE AGREEMENT

AMONG

JOURNEY UNLIMITED OMNI BRAND CORPORATION

and

MURCIELAGO CAPITAL, S.A.

and

MINERALES JAZZ S.A. DE C.V.

SCHEDULE A

CLAIMS INFORMATION

The Vianey Mine concession consists of 44 hectares held under Exploration Concession (Number 164151, Exp. No. 5929, issued March 5, 1979) pursuant to the laws of Mexico.

SCHEDULE B

FINANCIAL STATEMENTS OF THE COMPANY

MINERALS JAZZ
SA DE CV

GENERAL
BALANCE

AS AT DECEMBER 31, 2004

MINERALS JAZZ
SA DE CV

EARNINGS
STATEMENT

AS AT DECEMBER 31, 2004

MINERALS JAZZ
SA DE CV

ANNEX OF THE
CATALOGUE

AS AT DECEMBER 31, 2004

MINERALS JAZZ
SA DE CV

ADDITIONAL CHANGES
TO THE CATALOGUE

AS AT DECEMBER 31, 2004

SCHEDULE C

TITLE OPINION

SCHEDULE D

PERMITTED ENCUMBRANCES AND LIABILITIES

None.

TABLE OF CONTENTS

Page

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated effective the 11th day of April, 2005

AMONG:

JOURNEY UNLIMITED OMNI BRAND CORPORATION, a corporation duly incorporated pursuant to the laws of the Province of British Columbia and having a registered office at 102 – 1238 Seymour Street, Vancouver, British Columbia V6B 6J3

(the "**Buyer**")

AND:

MURCIELAGO CAPITAL, S.A., a corporation duly incorporated pursuant to the laws of St. Vincent and the Grenadines and having a registered office at P.O. Box 324, Beachmont, Suite 120G, Griffin Corporate Centre, Kingston, St. Vincent and the Grenadines, W.I.

(the "**Vendor**")

AND:

MINERALES JAZZ S.A. DE C.V., a corporation duly organized pursuant to the laws of Mexico and having an office at Avenida del Mar No. 1022 Oficina 5, Zona Costera, Mazatla, Sin MEXICO 82149

(the "**Company**")

WHEREAS:

(A) The Company is the sole owner of the Claims;

(B) The Vendor is the registered and beneficial owner of 5,000,000 of the issued and outstanding common shares in the capital of the Company, representing 99% of the current issued and outstanding share capital of the Company;

(C) The Vendor wishes to sell all of its shareholdings in the Company to the Buyer, and the Buyer has agreed to purchase such shares on the terms and conditions contained herein; and

THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein and the sum of Ten Dollars ($10.00) and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1 The terms defined in this section will for all purposes of this Agreement have the following meanings unless the subject matter or context otherwise requires:

(a) "**Assets**" means all of the tangible or intangible assets owned, used, rented or leased by the Company, of whatever nature or kind, including the Records, Chattels, Material Contracts, Claims and permits, in carrying on the Business;

(b) "**Business**" means the business and undertaking, of mineral exploration and ore producing as presently carried on or contemplated by the Company in Mexico in or about the Claims;

(c) "**Buyer's Counsel**" means Lang Michener LLP of Vancouver, British Columbia;

(d) "**Claims**" means the Vianey Mine concession as more particularly described in the attached Schedule A;

(e) "**Closing**" means the date on which the closing of the transactions set out herein takes place, which date is expected to be not more than 7 business days following receipt of Exchange Approval;

(f) "**Closing Time**" means 11:00 a.m. on the Closing, or such other time on that or such other date as is agreed in writing by the parties;

(g) "**Commencement of Commercial Production**" means

(i) if a mill is located on the Claims, the last day of a period of 30 consecutive days in which, for not less than 10 days, such mill processed ore from the Claims at 30% of its rated concentrating capacity, or

(ii) if no mill is located on the Claims, the last day of the first period of 30 consecutive days during which ore has been shipped from the Claims on a reasonably regular basis for the purpose of earning revenues,

but no period of time during which ore or concentrate is shipped from the Claims for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, will be taken into account in determining the date of Commencement of Commercial Production;

(h) "**Encumbrance**" means a mortgage, liability, charge, pledge, voting agreement, voting trust, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, licence, assignment, option, right of first refusal or claim or any other encumbrance or title defect of whatsoever nature or kind, regardless of form, whether or not registered or registrable and whether or not consensual or arising at law (statutory or otherwise), including rights of secured creditors under bankruptcy or insolvency legislation, except Permitted Encumbrances;

(i) **"Environmental Laws"** means all applicable laws, statutes and regulations promulgated by any governmental or regulatory body whatsoever having jurisdiction over the Company and the Claims;

(j) **"Exchange"** means the TSX Venture Exchange;

(k) **"Exchange Approval"** means the approval of the Exchange and all other securities regulatory authorities which have jurisdiction, in respect of the transactions contemplated herein;

(l) **"Exchange Approval Date"** means the day on which Exchange Approval is received by the Buyer;

(m) **"Financial Statements"** means the financial statements of the Company attached hereto as Schedule B;

(n) **"Journey Shares"** means common shares in the capital of the Buyer;

(o) **"Material Contracts"** means all oral or written contracts, agreements, leases, licences (except the Permits) or commitments to which the Company is a party or is otherwise bound and which

- (i) are out of the ordinary and usual course of the Company's business,
- (ii) involve an obligation of the Company to pay $5,000 or more,
- (iii) cannot be terminated with less than 31 days' advance notice,
- (iv) relate to the ownership of, lease of or other interest in the Claims, or
- (v) relate to employment or employment benefits of employees of the Company;

(p) **"Permits"** means the permits, contracts, or other documents of entitlement required or otherwise necessary for the Company to carry on the Business;

(q) **"Permitted Encumbrances"** means the encumbrances and liabilities disclosed in the Financial Statements or otherwise described in Schedule D attached hereto;

(r) **"Purchase Price"** means the purchase price of the Shares payable as provided for in §2.2 herein;

(s) **"Representations and Warranties"** means those certain representations and warranties forming part of this Agreement and attached hereto as Schedule E;

(t) **"Records"** means all of the financial, administrative, personnel, corporate and other books and records of the Company;

(u) **"Shares"** means 5,000,000 common shares in the capital of the Company held by the Vendor; and

(v) **"Vendor's Counsel"** means Urias Romero Y Asociados, S.C.

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

(a) "this Agreement" means this agreement, including the Schedules, and any written agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may from time to time be supplemented or amended and in effect;

(b) the headings used in this Agreement are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(c) the word "including", when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather is to be construed to permit such general statement, term or matter to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(d) all accounting terms not otherwise defined have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada unless specifically referring to the financial affairs of the Company and, in which case such accounting terms not otherwise defined have the meanings assigned to them under generally accepted accounting principles applicable in Mexico;

(e) all references to currency are deemed to mean lawful money of Canada unless otherwise stated and all amounts to be calculated or paid pursuant to this Agreement are to be calculated in lawful money of Canada unless otherwise stated and to be paid by cashier's cheque, bank draft or money order drawn on a Canadian chartered bank payable at par in Vancouver, British Columbia;

(f) any reference to a corporate entity includes, and is also a reference to, any corporate entity that is a successor to such entity;

(g) words imparting the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa; and

(h) "person" means an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative.

Schedules

1.3 The following are the Schedules to this Agreement:

Schedule A	–	Claims Information
Schedule B	–	Financial Statements of the Company
Schedule C	–	Title Opinion
Schedule D	–	Permitted Encumbrances and Liabilities
Schedule E	–	Representations and Warranties of the Parties
Schedule F	–	Legal Opinion of Vendor's Counsel

PART 2

PURCHASE AND SALE OF THE SHARES

Purchase and Sale

2.1 Based and relying on the covenants, Representations and Warranties contained in this Agreement, the Buyer agrees to purchase the Shares from the Vendor, and the Vendor agrees to sell the Shares to the Buyer, at the Closing Time, for the Purchase Price and on the terms and subject to the terms of this Agreement and subject also to Exchange Approval and such escrow provisions or resale restrictions as may be mandated by the Exchange under its policies.

Purchase Price

2.2 The Purchase Price will be payable by the Buyer as follows:

(a) CAD$150,000 in cash, payable on Closing by certified cheque or bank draft payable in trust to the Buyer's Counsel;

(b) 900,000 Journey Shares at a deemed price of $0.25 per share, issuable on Closing;

(c) 500,000 Journey Shares issuable on or after that date which is seven business days following completion by Journey of the work program recommended in the Technical Report prepared regarding the Claims pursuant to National Instrument 43-101; and

(d) 800,000 Journey Shares issuable on or after that date which is seven business days following the earlier of

(i) the completion of an economically viable pre-feasibility study on the Claims, and

(ii) the Commencement of Commercial Production,

Place of Closing

2.3 The Closing will take place at Vancouver, British Columbia, or such other place as the parties agree in writing.

Deliveries by the Buyer at Closing

2.4 At or prior to the Closing Time, the Buyer will deliver, or cause to be delivered, to the Vendor:

(a) a copy of the constating documents of the Buyer and all amendments thereto, certified by the Buyer's corporate secretary;

(b) a certificate from the Registrar of Companies for British Columbia as to the good standing of the Buyer;

(c) a certificate of no default for each jurisdiction in which the Buyer is a reporting issuer;

(d) a copy of the resolutions of the directors of the Buyer authorizing the form, execution and delivery of this Agreement and ancillary documents, the authorization and issuance of the Journey Shares and the completion of all of the transactions contemplated in this Agreement, certified by the Buyer's corporate secretary;

(e) a certificate executed by the President or other authorized officer of the Buyer certifying on behalf of the Buyer that at and as of the Closing Time, the Representations and Warranties made by the Buyer pursuant to §3.2 are true, accurate and complete in all material respects, except to the extent otherwise disclosed in writing to the Vendor on or before the Closing Time;

(f) evidence of Exchange Approval; and

(g) share certificates registered in the names of the Vendor representing the Journey Shares, subject to the terms of Exchange Approval.

Deliveries by the Company and the Vendor at Closing

2.5 At or prior to the Closing Time, the Vendor and/or the Company, as the case may be, will deliver to the Buyer:

(a) a copy of the constating documents each of the Company and the Vendor, certified by an officer of the Company;

(b) a copy of a general resolution of the shareholders of the Company authorizing the transfer of the Shares to the Buyer, certified by the Company's corporate secretary;

(c) the share certificates representing the Shares registered in the name of the Vendor, duly endorsed for transfer to the Buyer;

(d) new share certificates representing the Shares registered in the Buyer's name, together with a certified copy of each of the Securities Register and Register of Transfers (or their equivalents) of the Company evidencing the Buyer as the registered holder of the Shares;

(e) the signed legal opinion of the Vendor's Counsel, substantially in the form of Schedule F;

(f) releases of all claims against the Company and each director or officer executed by each director, officer and shareholder of the Company;

(g) executed resignations of such directors or officers of the Company as are designated in writing by the Buyer before the Closing;

(h) a certificate of validity or good standing (or their equivalent under Mexican law) for the Company from each jurisdiction in which it is required to be registered, dated no more than 10 days before the Closing Time;

(i) a receipt from the Vendor acknowledging delivery for the Journey Shares to be delivered on the Closing pursuant to §2.4(g); and

(j) a title opinion in a form satisfactory to the Buyer.

The Buyer's Right to Set-Off

2.6 The Buyer will have the right to set-off and deduct from any amounts due and payable to the Vendor by the Buyer, including (for greater certainty), any and all amounts equal to any loss or damage suffered or incurred by the Buyer due to any misrepresentation, breach, failure to perform any obligation under this Agreement or any default by the Vendor under this Agreement, at any time during the period beginning on the Closing Time, subject to the Vendor's right to demand arbitration pursuant to §5.4 with respect to the Buyer's right to set off in any particular instance.

PART 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

Representations and Warranties of the Vendor and the Company

3.1 In order to induce the Buyer to enter into and to consummate the transactions contemplated by this Agreement, the Vendor and the Company represent and warrant to the Buyer that the statements contained in Part 1 of Schedule E as Representations and Warranties are true, accurate and complete as at the date of this Agreement and at the Closing Time as if such Representations and Warranties were made at that time.

Representations and Warranties of the Buyer

3.2 In order to induce the Vendor to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Buyer represents and warrants to the Vendor that the statements contained in Part 2 of Schedule E as Representations and Warranties are true, accurate and complete as at the date of this Agreement and at the Closing Time as if such Representations and Warranties were made at that time.

Covenants of the Vendor and the Company

3.3 The Vendor and/or the Company, as the case may be, covenant and agree with the Buyer that the Vendor and/or the Company will:

(a) on or before the time required for delivery, duly execute and deliver or arrange to have duly executed and delivered all documents and instruments to be delivered by it pursuant to this Agreement;

(b) between the date hereof and the Closing Time, arrange for the Buyer, its officers, employees and representatives, to be given access to all technical, geological or other mining data, exploration records and assets of the Company, and cooperate in every way with the Buyer and its officers, employees and representatives to complete a full and thorough examination of the foregoing before the Closing Time;

(c) between the date hereof and the Closing Time,

(i) except with the written consent of the Buyer or as provided in this Agreement, not cause or permit the Company,

(A) other than in the ordinary course of business, to enter into, amend or terminate any contract or agreement or transaction whatsoever which cannot be terminated on less than 30 days' notice,

(B) to sell, lease, assign, convey, mortgage or otherwise dispose of or encumber any of the Assets or the Claims,

(C) other than in the ordinary course of business, to purchase, lease or otherwise acquire, or agree to purchase, lease or otherwise acquire, any additional property or assets which in the aggregate exceed $5,000,

(D) except for trade accounts in the ordinary course of business, to incur any indebtedness or liability whatsoever, whether secured or unsecured, or provide any guarantee or indemnity or make or forgive any loans,

(E) to pay any fee not in the ordinary course of business or any bonus or repay in whole or in part any shareholder loan,

(F) to change the conditions or terms of employment or remuneration of or enter into any contract with any employee, officer, director, agent, shipper or supplier of the Company,

(G) to redeem or repurchase any of its shares or create or issue any additional share,

(H) to issue any share, warrant, option or right, including any right to purchase or acquire any security which is convertible into or exchangeable for one or more shares (including fractional shares) in the capital of the Company,

(I) to amend its constating documents without the consent of the Buyer,

(J) to knowingly fail in any material respect to comply with any law, regulation, rule, bylaw, ordinance or government restriction applicable to the Company, the Business or the Assets,

(K) to merge or amalgamate with, or otherwise acquire any interest in, any business or any proprietorship, firm, association, corporation or other entity or division thereof, and

(L) grant any powers of attorney or proxy,

(ii) cause the Company to keep its,

(A) business organization intact, consistent with past practice, including by preserving the Assets, keeping available to the Company the services of its present directors, officers and employees to the extent required under Mexicovian law, and

(B) books of account properly so as to reflect all financial transactions to which it is a party,

(iii) promptly advise the Buyer in writing of any material adverse change in the condition (financial or otherwise), Assets, liabilities, earnings or business operations of the Company, and

(iv) cause the Company to duly and timely file all reports or returns required to be filed with all governmental authorities, promptly pay all taxes, assessments, duties, levies and governmental charges required to be paid (unless contesting such in good faith and adequate provision has been made therefor) and duly observe and conform to all lawful requirements of any governmental authority relating to any of the Assets, Business or Claims and all covenants, terms and conditions upon or under which any of the Assets are held,

(d) promptly advise the Buyer of the occurrence of any circumstance which materially adversely affects, or with the giving of notice or lapse of time or otherwise could materially adversely affect, the Vendor or the Company's ability to complete the transactions contemplated in this Agreement; and

(e) as soon as the Vendor or the Company has determined that a state of facts exists which could reasonably be expected to result in

(i) the untruth, inaccuracy or incompleteness, as at any time on or before the Closing Time of any Representation or Warranty contained in this Part 3, or

(ii) the non-fulfilment of any of the conditions for the benefit of the Buyer set out in this Agreement,

notify the Buyer in writing of such state of facts.

Covenants of the Buyer

3.4 The Buyer will

(a) use reasonable commercial efforts to obtain Exchange Approval to the transactions contemplated herein;

(b) on or before the time required for delivery, duly execute and deliver or arrange to have duly executed and delivered all documents and instruments to be delivered by the Buyer pursuant to this Agreement,

(c) promptly advise the Vendor of the occurrence of any circumstances which materially adversely affect, or with the giving of notice or lapse of time or otherwise could materially adversely affect, the Buyer's ability to complete the transactions contemplated in this Agreement,

(d) as soon as the Buyer has determined that a state of facts exists which could reasonably be expected to result in

(i) the untruth, inaccuracy or incompleteness, as at any time on or before the Closing Time of any Representation or Warranty contained in this Part 3, or

(ii) the non-fulfilment of any of the conditions for the benefit of the Vendor set out in this Agreement,

notify the Vendor in writing of such state of facts,

(e) return all books, accounts, records and other data of the Company obtained by the Buyer, together with any copies thereof which shall have been made, if the transaction contemplated by this Agreement fails to be completed,

(f) between the date hereof and the Closing Time:

(i) keep confidential all information obtained by the Buyer or its representatives under or in connection with this Agreement except such as is or becomes a matter of general knowledge in the industry; and

(ii) if required by the Vendor, assume the secrecy obligations imposed by third parties who have licensed proprietary information to the Company, and

(g) if the Closing does not take place, then the Buyer agrees that it will not, directly or indirectly, use for its own purposes or disclose, divulge or communicate verbally or in writing to any party any information, trade secrets or confidential data relating to the Company or its business (including the customers of the business, its operations or the methods of conducting the business) discovered or acquired by the Buyer, its representatives or any of the, as a result of the Vendor making available to the Buyer, or its representatives, any information, books, accounts, records or other data and information relating to the Company or its business; provided that the foregoing shall not apply to information which:

(i) was already known to the Buyer at the time of its receipt;

(ii) has been published or is otherwise within the public knowledge or is generally known to the public at the time of its disclosure to the Buyer;

(iii) comes into the public domain without any breach of this Agreement;

(iv) was known or available to the Buyer other than as a result of this transaction and without any breach of this Agreement; or

(v) is disclosed to the Buyer's professional advisors in connection with the performance of their professional services relating to the transaction contemplated by this Agreement.

Survival of Covenants, Representations and Warranties

3.5 The covenants, Representations and Warranties of the parties to this Agreement and contained herein or in certificates or documents delivered pursuant to or in connection with the transactions herein contemplated will survive the Closing Time and, notwithstanding the completion of the transactions contemplated in this Agreement, and regardless of any knowledge of or any investigation by or on behalf of any of the parties with respect thereto, will continue in full force and effect for two years from and after the Closing Time for all matters except those given by the Vendor relating to product liability and to income tax liability or other tax matters.

3.6 With respect to income tax liability and other tax matters, the covenants, Representations and Warranties of the Vendor and the Company will in all cases survive the Closing Time and continue in full force and effect

(a) other than in the case of any misrepresentation or fraud made or committed by any of the Vendor or the Company or any of their directors, officers or employees in the filing of returns or the supplying of information to or other dealings with the Internal Revenue Service or any other taxing authority, until the expiration of the last of the limitation periods contained in any taxing statute subsequent to the expiration of which an assessment or reassessment for the fiscal year or other assessable period of the Company cannot be validly issued to the Company, respectively, and

(b) in the case of any misrepresentation or fraud made or committed by any of the Vendor, the Company or their directors, officers or employees in the filing of returns or the supplying of information to or other dealings with the Internal Revenue Service or any other taxing authority, indefinitely.

3.7 With respect to product liability, the covenants, Representations and Warranties of the Vendor and the Company will in all cases survive the Closing Time and continue in full force and effect for 10 years.

PART 4

CONDITIONS AND INDEMNITIES

Conditions for the Benefit of the Buyer

4.1 The obligations of the Buyer pursuant to this Agreement are subject to the fulfilment at the Closing Time, of each of the following conditions:

(a) the Representations and Warranties of the Vendor and the Company contained in this Agreement and every other document or agreement delivered pursuant hereto will be true, accurate and complete in all material respects on and as of the Closing Time with the same effect as though such Representations and Warranties had been made on and as of such time except

(i) in so far as any such Representation or Warranty is given as of a particular date or period and relates solely to a particular date or period, or

(ii) to the extent any inaccuracy in any such Representation or Warranty has been waived in writing by the Buyer or affected by the completion of the transactions contemplated in this Agreement;

(b) the Vendor and the Company will have performed and complied with all of its covenants and obligations to be performed and complied with by it pursuant to this Agreement or pursuant any other document or agreement delivered pursuant hereto;

(c) the Buyer will have obtained Exchange Approval;

(d) the Company will have any and all permits, approvals and consents of all governmental bodies or agencies reasonably required for it to carry on the Business, including the Permits; and

(e) the Buyer will have obtained any and all permits, approvals and consents of all governmental bodies or agencies which the Buyer's Counsel reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

4.2 The obligations of the Buyer pursuant to this Agreement are subject to the Buyer's and the Buyer's Counsel being satisfied, within twenty (20) days after execution of this Agreement, of each of the following:

(a) its legal review of the corporate status of the Company;

(b) its due diligence review of the Company; and

(c) the environmental condition of the Claims.

Waiver of Conditions by the Buyer

4.3 The conditions set out in §4.1 are for the exclusive benefit of the Buyer and may be waived by the Buyer in writing in whole or in part on or before the Closing Time. The conditions set out in §4.2 are for the exclusive benefit of the Buyer and can be waived by the Buyer in writing in whole or in part within 20 days of execution of this Agreement.

Conditions for the Benefit of the Vendor

4.4 The obligations of the Vendor pursuant to this Agreement are subject to the fulfilment, on or before the Closing Time, of the following conditions:

(a) the Representations and Warranties of the Buyer contained in this Agreement and each of the other documents or agreements delivered pursuant hereto will be true, accurate and complete in all material respects on and as of the Closing Time with the same effect as though such Representations and Warranties had been made on and as of such time except

(i) in so far as such Representations and Warranties are given as of a particular date or period and relate solely to a particular date or period, or

(ii) to the extent any inaccuracy in such Representations and Warranties has been waived in writing by the Vendor or affected by the completion of the transactions contemplated in this Agreement;

(b) the Buyer will have performed and complied with all of its covenants and obligations to be performed and complied with by it pursuant to this Agreement and each of the other documents or agreements delivered pursuant hereto;

(c) there will have been obtained any and all permits, approvals and consents of all governmental bodies or agencies which the Vendor's Counsel may reasonably deem necessary or appropriate so that the consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws;

(d) no action, proceeding or order by any court or governmental body or agency will have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement; and

(e) the Vendor will use reasonable commercial efforts to assist in the transfer of all claims held in trust by the Buyer's Counsel to the Company such that the Company is the legal and beneficial title holder to such claims.

Waiver of Conditions by the Vendor

4.5 The conditions set forth in §4.4 are for the exclusive benefit of the Vendor and may be waived by the Vendor in writing in whole or in part on or before the Closing Time.

Indemnity to the Buyer

4.6 Without prejudicing any other remedy available to the Buyer or the Vendor at law or in equity or in this Agreement, the Buyer or Vendor, as the case may be, will on demand indemnify, defend and hold harmless the Buyer or the Vendor, as the case may be, from and against all losses, judgments, amounts paid in settlement of actions or claims, liabilities (whether accrued, actual, contingent or otherwise), claims, costs, deficiencies, damages, expenses (including but not limited to legal fees and disbursements on a solicitor and solicitor's own client basis), demands and injury ("Damages") in any manner accruing from, arising at any time out of or with respect to or relating to

(a) the material untruth or incorrectness of any Representation or Warranty of the Vendor or the Buyer, as the case may be, contained herein, or

(b) any failure by the Vendor or the Buyer, as the case may be, to observe or perform any of its obligations pursuant to this Agreement or any other agreement or instrument executed and delivered by it pursuant to this Agreement.

Default by the Vendor or the Company

4.7 If the Vendor or the Company fails to perform or fulfil any of their respective covenants or obligations under this Agreement on or before the time specified for such performance or fulfilment or any Representation or Warranty of the Vendor or the Company is or becomes in any material respect untrue, inaccurate or incomplete before the Closing Time, the Buyer may

(a) by notice delivered to the Company, the Vendor and the Vendor's Counsel, terminate its obligations under this Agreement, or

(b) by notice delivered to the Vendor and the Company, elect to complete this Agreement with an abatement in the Purchase Price to compensate for the Vendor or the Company's failure

or the untruth, inaccuracy or incompleteness of the Vendor or the Company's representations or warranties (such abatement of the Purchase Price to be determined by agreement of the parties or, failing agreement, by arbitration as provided for in §5.4 hereof), or

(c) complete the transactions contemplated by this Agreement without abatement in the Purchase Price.

Default by the Buyer

4.8 If the Buyer fails to perform or fulfil any of its covenants or obligations under this Agreement on or before the time specified for such performance or fulfilment or any Representation or Warranty of the Buyer is or becomes in any material respect untrue, inaccurate or incomplete before the Closing Time, the Vendor may, by notice to the Buyer and the Buyer's Counsel, but without limiting their right to sue for damages or claim for specific performance of all terms and conditions provided in this Agreement, or such other remedies as may be available to them, terminate their obligations under this Agreement.

PART 5

GENERAL

Notice

5.1 Every notice, request, demand, direction or other communication (each, for the purposes of this section, a "notice") required or permitted to be given pursuant to this Agreement by any party to another

(a) will be in writing and will be delivered or sent by facsimile transmission, in either case, addressed as applicable as follows:

(i) if to the Buyer or the Company at:

102-1238 Seymour Street
Vancouver, BC V6B 6B3

Attention: The President

with a copy to:

c/o Lang Michener LLP
1500 – 1055 West Georgia Street
Vancouver, British V6E 4N7

Attention: Desmond Balakrishnan
Facsimile: (604) 685-7084

(ii) if to the Vendor at:

Murcielago Capital, S.A.
P.O. Box 324, Beachmont,
Suite 120G, Griffin Corporate Centre
Kingston, St. Vincent and the Grenadines, W.I.
Attention: Douglas P. Duncan

Telephone: (784) 451-2934
Facsimile: (784) 485-6458

with a copy to:

Abraham Urias Romero
c/o Urias Romero Y Asociades, S.C.
Arenida del Mar No. 1022
Officino 05, Zone Castera
Mazatlan, Sin, Mexico 82149

Telephone: (669) 990-0548
Facsimile: (669) 986-9859

or to such other address as is specified by the particular party by notice to the others, and

(b) will be deemed, if sent in accordance with §5.1, to have been given and received

(i) if delivered, on the day of delivery, or

(ii) if sent by facsimile transmission, on the first business day in both British Columbia and Iowa following the day of transmittal.

Amendment or Termination

5.2 Except as otherwise provided herein, this Agreement may not be amended or terminated except by an instrument in writing executed by all the parties.

Transfer or Assignment

5.3 Except for the assignment of this Agreement or any of its provisions by the Buyer to a wholly-owned subsidiary, neither this Agreement nor any of the provisions hereof may be assigned by any of the parties without the express written consent of each of the others.

Arbitration

5.4 Any dispute, controversy or claim arising out of or relating to this Agreement will be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this Agreement by a single arbitrator appointed under the provisions of the *Commercial Arbitration* Act (British Columbia) and the place of arbitration will be Vancouver, British Columbia, except that any party may request such arbitrator to determine the forum for such arbitration as the first issue to be arbitrated hereunder for each such dispute, controversy or claim.

Cumulative Remedies

5.5 The rights of the parties provided in this Agreement are cumulative and no exercise or enforcement by the parties of any right or remedy under this Agreement will preclude the exercise or enforcement by the parties of any other right or remedy under this Agreement or otherwise available to the parties at law or in equity.

Counterparts

5.6 This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

Time

5.7 Time is of the essence in the performance of each obligation under this Agreement.

Further Assurances

5.8 The parties will execute and deliver all such further documents, assignments, conveyances, instruments and elections and do all such further acts and things as any other party reasonably requests to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

Commissions

5.9 No party has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any brokerage fees, commissions or finder's fees in connection with the transaction contemplated by this Agreement.

Enurement

5.10 This Agreement will enure to the benefit of and be binding upon each of the parties and their respective heirs, administrators, representatives, successors and permitted assigns.

Waiver and Consent

5.11 No consent or waiver, express or implied, by any party to or of any breach or default by any of the other parties of any or all of their obligations under this Agreement will

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section,

(b) be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation,

(c) constitute a general waiver under this Agreement, or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

Severability

5.12 If any provision of this Agreement is unenforceable or invalid for any reason whatsoever, that provision will be severable from the remainder of this Agreement and the validity of the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

Entire Agreement

5.13 This Agreement supersedes and replaces all previous offers and agreements, and constitutes the entire agreement between the parties, and there is no agreement collateral hereto, with respect to the subject matter hereof and no Representation or Warranty other than as expressly set forth or referred to in this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

JOURNEY UNLIMITED OMNI BRAND CORPORATION

Per: ______________________________
Authorized Signatory

MINERALES JAZZ S.A. de C.V.

Per: ______________________________
Authorized Signatory

MURCIELAGO CAPITAL, S.A.

Per: ______________________________
Authorized Signatory

Severability

5.12 If any provision of this Agreement is unenforceable or invalid for any reason whatsoever, that provision will be severable from the remainder of this Agreement and the validity of the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

Entire Agreement

5.13 This Agreement supersedes and replaces all previous offers and agreements, and constitutes the entire agreement between the parties, and there is no agreement collateral hereto, with respect to the subject matter hereof and no Representation or Warranty other than as expressly set forth or referred to in this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

JOURNEY UNLIMITED OMNI BRAND CORPORATION

Per: ______________________
Authorized Signatory

MINERALE JAZZ S.A. de C.V.

Per: ______________________
Authorized Signatory

MURCIELAGO CAPITAL S.A.

Per: ______________________
Authorized Signatory

Statement of Financial Position, General Balance as at December 31, 2004 Dated January 9, 2005

ASSETS		LIABILITES	
RMATION		*INFORMATION*	
Banks		*TAXES TO BE PAID*	1,584.82
		PAUL KEVIN GROAT	1,205,616.81
Mexican Banks – Pesos	10,224.50		
American Banks – Dollars	16,000.03	*Total Amount*	*1,207,201.63*
Total Banks	*26,224.53*	*FIXED*	
Value Added Tax Credit	5,462.80	*Total FIXED*	*0*
Total AMOUNT	*31,687.33*	*DIFFERENCE*	
FIXED		*Total DIFFERENCE*	*0*
EXPLORATION EXPENSES	11,513.83		
MINING CONCESSIONS	1,158,516.00	*TOTAL LIABILITIES*	*1,207,201.63*
Total FIXED	*1,170,029.83*	*CAPITAL*	
		COUNTABLE CAPITAL	
DIFERENCE		STOCK CAPITAL	50,000.00
Total DIFERENCE	*0*	*Total COUNTABLE CAPITAL*	50,000.00
		Profit or (loss) in the business year	-55,484.47
		TOTAL CAPITAL	*-5,484.47*
TOTAL ASSETS	1,201,717,.16	TOTAL LIABILITIES & CAPITAL	1,201,717.16

Earnings Statement as at December 31, 2004 Dated January 9, 2005

	Loss	%	Profit	%
Income				
Total Income	0.00	0.00	0.00	0.00
Expenditures				
FINANCIAL EXPENSES	0.00	0.00	19,014.02	0.00
OPERATION EXPENSES	0.00	0.00	36,470.45	0.00
Total Expenditures	0.00	0.00	55,484.47	0.00
Profit (or Loss)	0.00	0.00	-55,484.47	0.00

Currency: Pesos

Account	Name	Initial Balance Debtor / Creditor	Charges	Payments	Closing Balance Debtor / Creditor
02-000	**Banks**	**26,224.53**	0.00	0.00	**26,224.53**
02-100	Mexican Banks-Pesos	10,224.50	0.00	0.00	10,224.50
02-101	Banamex Pesos Account 2	10,000.00	0.00	0.00	10,000.00
02-190	Banorte Temporary Account	224.50	0.00	0.00	224.50
02-200	American Banks – Dollars	16,000.03	0.00	0.00	16,000.03
02-201	Banamex Dollar Account	1,414.68	0.00	0.00	1,414.68
02-299	Additional American Dollar A/C	14,585.35	0.00	0.00	14,585.35
06-000	**Value Added Tax Credit**	5,462.80	0.00	0.00	5,462.80
25-000	**EXPLORATION EXPENSES**	**11,513.83**	0.00	0.00	**11,513.83**
25-001	Mining Rights	11,513.83	0.00	0.00	11,513.83
29-000	**MINING CONCESSIONS**	**1,158,516.00**	**0.00**	**0.00**	**1,158,516.00**
29-001	Mining Log Vianey Title #164	1,158,516.00	0.00	0.00	1,158,516.00
02-000	**TAXES TO BE PAID**	**1,584.82**	**0.00**	**0.00**	**1,584.82**
02-800	10% Deduction Fees	792.41	0.00	0.00	792.41
02-801	VALUE ADDED TAX DEDUCTION	792.41	0.00	0.00	792.41
09-000	**PAUL KEVIN GROAT**	**1,205,616.81**	**0.00**	**0.00**	**1,205,616.81**
09-001	MEXICAN PESOS	7,628.83	0.00	0.00	7,628.83
09-002	CANADIAN DOLLARS	68,601.27	0.00	0.00	68,601.27
09-003	ADDITIONAL CDN DOLLAR A/C	483,898.79	0.00	0.00	483,898.79
09-004	AMERCIAN DOLLARS	55,955.40	0.00	0.00	55,955.40
09-005	ADDITIONAL AMERICAN FUND A/C	589,532.52	0.00	0.00	589,532.52
-000	**STOCK CAPITAL**	**50,000.00**	**0.00**	**0.00**	**50,000.00**
02-000	**FINANCIAL EXPENSES**	**19.014.02**	**0.00**	**0.00**	**19,014.02**
02-001	Commissions	522.10	0.00	0.00	522.10
02-002	Exchange Loss	18,491.92	0.00	0.00	18,491.92
03-000	**OPERATING COSTS**	**36,470.45**	0.00	**0.00**	**36,470.45**
03-009	No Deductible	51,75	0.00	0.00	51.75
03-100	Office Supplies(Documents & Implements)	474.50	0.00	0.00	474.50
03-130	Fees	35,944.20	0.00	0.00	35,944.20

Currency: Pesos

ccount ate	Type	Name Number	Description	Ref.		Charges	Payments	Initial Balance Balance
2-000		Banks					Initial Balance	0.00
2-100		BANKS MEXICAN PESOS					Initial Balance	0.00
2-101		BANAMEX PESOS ACCOUNT 02223					Initial Balance	0.00
Apr 2004	Earnings	1	Opening of the Account			10,000.00		10,000.00
					Total:	10,000.00	0.00	10,000.00
2-190		BANORTE Temporary Account					Initial Balance	0.00
) Feb 2004	Daily	1	Transfer of CDN Dollars-3			259,807.95		259,807.95
Feb 2004	Daily	2	TRANSFER OF CDN DOLLARS-4			255,807.95		515,615.90
5 Feb 2004	Daily	5	PAYMENT OF CONSESSION A D-7				468,520.00	47,095.90
5 Feb 2004	Daily	6	Record of Commissions BaD-6				138.00	46,957.90
Mar 2004	Expense	1	Legal Fess Guilebaldo CH-224				7,528.00	39,429.90
Mar 2004	Daily	1	Countable Fees MicD 1				12,650.00	26,779.90
2 Apr 2004	Income	1	OPENING OF ACCOUNT-1				10,000.00	16,779.90
2 Apr 2004	Income	2	OPENING OF DOLLAR ACCOUNT-2				16,000.03	779.87
3 Apr 2004	Daily	1	STATIONERY PURCHASE				597.43	182.44
5 May 2004	Daily	1	TRANSFER OF AMERICAN FUNDS D-1			564,500.00		564,682.44
5 May 2004	Expense	1	PAYMENT OF MINERALS JACH.076				564,500.00	182.44
) Jul 2004	Daily	1	CDN Dollar per/Fees to MD-1			42.06		224.50
					Total:	1,080,157.96	1,079,933.46	224.50
					Total:	1,090,157.96	1,079,933.46	10,224.50
2-2'		BANKS AMERICAN DOLLARS					Initial Balance	0.00
2-201		BANAMEX DOLLARS ACCOUNT 37531					Initial Balance	0.00
2 Apr 2004	Earnings	2	OPENING DOLLAR ACCOUNT-2			1,414.68		1,414.68
					Total:	1,414.68	0.00	1,414.68
2-299		ADDITIONAL AMERICAN DOLLAR ACCOUNTS					Initial Balance	0.00
2 Apr 2004	Earnings	2	OPENING DOLLAR ACCOUNT-2			14,585.35		14,585.35
					Total:	14,585.35	0.00	14,585.35
					Total:	16,000.03	0.00	16,000.03
					Total:	1,106,157.99	1,079,933.46	26,224.53
5-000		Different Debtors					Initial Balance	112,496.00
5-001		JOSE F. SANDOVAL G.					Initial Balance	112,496.00
) Feb 2004	Daily	4	FIRST PAYMENT OF CONCESSIONd-6				112,496.00	0.00
					Total:	0.00	112,496.00	0.00
					Total:	0.00	112,496.00	0.00

Currency: Pesos

Account Date	Type	Name Number Description	Ref.	Charges	Payments	Initial Balance Balance
06-000		**Value Added Tax Credit**			Initial Balance	0.00
.1 Mar 2004	Expense	1 Legal Fees Guilebaldo CH-224		1,188.62		1,188.62
.1 Mar 2004	Daily	1 Countable Fees to MicD.1		1,650.00		2,838.62
.3 Apr 2004	Daily	1 STATIONERY PURCHASE D-1		71.18		2,909.80
.0 Jul 2004	Daily	1 CDN Dollars per Fees to M.D.-1		600.00		3,509.80
.3 Nov 2004	Daily	1 Payment R. #087 Urias RonD-1		1,953.00		5,462.80
			Total:	**5,462.80**	**0.00**	**5,462.80**
25-000		**EXPLORATION EXPENSES**			Initial Balance	0.00
25-001		**Mining Rights**			Initial Balance	0.00
.0 Feb 2004	Daily	3 Payments for Mining Rights D-3		7,628.83		7,628.83
.0 Jul 2004	Daily	1 CDN Dollars per Fees to M.D-1		3,885.00		11,513.83
			Total:	**11,513.83**	**0.00**	**11,513.83**
			Total:	**11,513.83**	**0.00**	**11,513.83**
29-000		**MINING CONCESSIONS**			Initial Balance	0.00
29-001		**Mining Lot Vianey Title #164151**			Initial Balance	0.00
.0 Feb 2004	Daily	4 FIRST PAYMENT FOR CONCESSION D-6		112,496.00		112,496.00
Feb 2004	Daily	5 PAYMENT FOR CONCESSION d-7		468,520.00		581,016.00
May 2004	Expenses	1 PAYMENT FOR MINERAL JA;CH.076		564,500.00		1,145,516.00
.0 Jul 2004	Daily	1 CDN Dollars per Fees to M.D-1		13,000.00		1,158,516.00
			Total:	**1,158,516.00**	**0.00**	**1,158,516.00**
			Total:	**1,158,516.00**	**0.00**	**1,158,516.00**
02-000		**TAXES TO BE PAID**			Initial Balance	0.00
02-800		**10% Deduction Fees**			Initial Balance	0.00
.1 Mar 2004	Expenses	1 Legal Fees Guilebaldo CH-224			792.41	792.41
			Total	**0.00**	**792.41**	**792.41**
02-801		**VALUE ADDED TAX DEDUCTION**			Initial Balance	0.00
.1 Mar 2004	Expenses	1 Legal Fees Guilebaldo CH-224			792.41	792.41
			Total	**0.00**	**792.41**	**792.41**
			Total	**0.00**	**1,584.82**	**1,584.82**
09-000		**PAUL KEVIN GROAT**			Initial Balance	62,496.00
09-000		**MEXICAN PESOS**			Initial Balance	0.00
.0 Feb 2004	Daily	3 Payment-Mining Rights D-3			7,628.83	7,628.83

Currency: Pesos

Account Date	Type	Name Number	Description	Ref.		Charges	Payments	Initial Balance Balance
					Total	0.00	7,628.83	7,628.83
09-002		CANADIAN DOLLARS					Initial Balance	0.00
.9 Feb 2004	Daily	1	Transfer of CDN Dollars D-3				32,500.00	32,500.00
.1 Feb 2004	Daily	2	TRANSFER OF CDN DOLLARS-4				32,000.00	64,500.00
.0 Jul 2004	Daily	1	Canadian Dollars per Fees to M.D-1				2,491.27	66,991.27
.8 Nov 2004	Daily	1	Payment R. #087 Urias Ron D-1				1,610.00	68,601.27
					Total:	0.00	68,601.27	68,601.27
09-003		ADDITIONAL CDN DOLLAR ACCOUNT					Initial Balance	0.00
.9 Feb 2004	Daily	1	Transfer of Canadian Dollars D-3				227,500.00	227,500.00
.1 Feb 2004	Daily	2	TRANSFER OF CDN DOLLARS-4				224,000.00	451,500.00
.0 Jul 2004	Daily	1	CDN Dollars per Fees to M.D-1				19,035.79	470,535.79
.8 Nov 2004	Daily	1	Payment $. #087 Urias Ron D-1				13,363.00	483,898.79
					Total:	0.00	483,898.70	483,898.79
09-004		AMERICAN DOLLARS					Initial Balance	5,555.40
.5 May 2004	Daily	1	TRANSFER OF AMERICAN DOLLARS-1				50,400.00	55,955.40
					Total:	0.00	50,400.00	55,955.40
09-005		ADDITIONAL AMERICAN DOLLAR ACCOUNT					Initial Balance	56,940.60
.5 May 2004	Daily	1	TRANSFER OF AMERICAN FUNDS-1				532,591.92	589,532.52
					Total:	0.00	532,591.92	589,532.52
					Total:	0.00	1,143,120.81	1,205,616.81
.-000		STOCK CAPITAL					Initial Balance	50,000.00
					Total:	0.00	0.00	50,000.00
03-000		RESULTS OF THE PREVIOUS BUSINESS YEARS					Initial Balance	0.00
03-001		BUSINESS YEAR 2003					Initial Balance	0.00
					Total:	0.00	0.00	0.00
					Total:	0.00	0.00	0.00
01-000		EXPLORATION COSTS					Initial Balance	0.00
01-001		Mining Rights					Initial Balance	0.00
					Total:	0.00	0.00	0.00
					Total:	0.00	0.00	0.00
02-000		FINANCIAL EXPENSES					Initial Balance	0.00

Annex of the Catalogue as at December 31, 2004 — Dated January 9, 2005

Currency: Pesos

Account Date	Type	Name Number	Description	Ref.		Charges	Payments	Initial Balance Balance
02-001		Commissions					Initial Balance	0.00
.9 Feb 2004	Daily	1	Transfer of CDN Dollars D-3			192.05		192.05
.1 Feb 2004	Daily	2	TRANSFER OF CDN DOLLARS-4			192.05		384.10
.5 Feb 2004	Daily	6	Record of Commissions BaD-6			138.00		522.10
					Total:	522.10	0.00	522.10
02-002		Exchange Loss					Initial Balance	0.00
.5 May 2004	Daily	1	TRANSFER OF US FUNDS			18,491.92		18,491.92
					Total:	18,491.92	0.00	18,491.92
					Total:	19,014.02	0.00	19, 014.02
03-000		OPERATION EXPENSES					Initial Balance	0.00
03-009		No Deductible					Initial Balance	0.00
.8 Apr 2004	Daily	1	STATIONERY PURCHASE			51.75		51.75
					Total:	51.75	0.00	51.75
03-100		Documents and Implements (Office Supplies)					Initial Balance	0.00
.8 Apr 2004	Daily	1	STATIONERY PURHCASE			474.50		474.50
					Total:	474.50	0.00	474.50
03-130		Fees					Initial Balance	0.00
.1 Mar 2004	Expenses	1	Legal Fees Guilebaldo CH-224			7,924.20		7,924.20
1 Mar 2004	Daily	1	Countable Fees to MicD.1			11,000.00		18,924.20
Jul 2004	Daily	1	CDN Dollars per Fees to M.D-1			4,000.00		22,924.20
, Nov 2004	Daily	1	Urias Romero and Associates D-1			13,020.00		35,944.20
					Total:	35,944.20	0.00	35,944.20
					Total:	36,470.45	0.00	36,470.45
					Total:	2,337,135.09	2,337,135.09	
					Total:	2,337,135.09	2,337,135.09	

URIAS ROMERO Y ASOCIADOS, S.C.
MEXICAN CORPORATE AND MINING LAW CORPORATION

Promotion & Information Office:
Suite 450, 650 West Georgia St.
Vancouver, BC
Canadá, V6B4N8
(604) 681-9362 Main (604) 684-3829 Fax

Main Law Office:
Avenida Del Mar 1022
Oficina #5, Zona Costera
Mazatlán, Sin. México 82149
(669)990-0548 Tel. (669) 986-9859 Fax

"Personal and Confidential"

December 3, 2004
(the "Date of the Opinion")

Minerales Jazz SA de CV.
123 - 5525 West Boulevard
Vancouver, BC V6M 3W6
Canada
Tel (604) 677-68-30
(the "Client")

Attention: Mr. Paul Kevin Groat, President

Re: Legal Opinion, Vianey Mining Concession

Dear Sir:

We refer to the written request from the Client regarding a legal opinion in accordance with Mexican mining law and applicable legislation (the "Legal Opinion") to be furnished by Urias Romero y Asociados, S.C. ("Urias") in respect to the existence, compliance with imposed obligations, legal standing of, and title to, the Vianey mining concession located in the Municipality of Cocula, Guerrero, Mexico (hereinafter referred to as the " Vianey Mining Concession").

In this respect, we advise that: (a) the undersigned is licensed to practice law only in Mexico (Professional Federal License # 4043801); (b) with respect to the items set forth below, no opinion is given as to the law of any other state, province or country; (c) the Legal Opinion is subject to any effect that any such other state, province or country law, if different from Mexican law, may have on the matters set forth herein; and, (d) the Legal Opinion is rendered upon the request from, and for the exclusive use by, the Client.

We also advise that:

(A) The location of the perimeter of the land area comprising the Vianey Mining Concession has not been confirmed by Urias and is not the subject of the Legal Opinion. Such confirmation can only be made by a land surveyor certified under the Mining Act of Mexico (the "Act") and its Regulations (the "Regulations").

(B) The Legal Opinion is solely based on (a) the records existing at the Mining Recorders' Office of the General Direction of Mines of the Federal Secretariat of the Economy of the Federal Government of Mexico (the "Mines Registry") and (b) related documentation provided by the Client at its sole discretion. Pursuant to the Act and the Regulations the Mines Registry is the sole recording authority established under Mexican law for the issuance, recordation and maintenance of mining concession located within Mexico and agreements affecting the rights attached thereto.

(C) Any agreement, application or request filed or made in respect to the Vianey Mining Concession, which registration has not been completed, is being considered or has not been approved by the Mines Registry as of the Date of the Opinion, is not subject of, and is excluded from, the Legal Opinion; except when copies of any such agreement, application or request have been provided to us and are expressly considered hereunder.

(D) In respect to photocopies or facsimile copies of documents provided by the Client or by any of its agents, we have assumed that any such photocopies or facsimile copies of documents examined are, in fact, true copies of authentic documents in existence, and that the persons purporting to have executed the documents examined are, in fact, the same persons named therein and, when executed on behalf of a corporation, that the persons so executing the documents have been duly authorized and that, in either case, such documents were validly executed and delivered.

(E) The Legal Opinion and the statements and representations contained herein shall be considered as of the Date of the Opinion, unless otherwise expressly stated hereunder. A certificate of standing in respect to the Vianey Mining Concession has been issued by the Mines Registry and examined by Urias for purposes of the Legal Opinion.

Based on the foregoing, we would like to advise you as follows:

LEGAL OPINION

The Vianey Mining Concession:

1. Legal Description:

    1.1. Lot Name: Vianey
    1.2. Title Number: 164151
    1.3. Proprietor(s): Minerales Jazz, S.A. De C.V. (100%)
    1.4. Recordation of Title: Book of Mining Concessions, Registration Number 167 page 141, Volume 16
    1.5. Location: Cocula, Guerrero.
    1.6. Class: Exploitation
    1.7. Term of Validity: 05/03/1979 to 04/03/2029

2. Affectations:

2.1. Charges, encumbrance and/or liens: None recorded.
2.2. Agreements affecting any of the mining rights: None recorded.
2.3. Land area covered by a Federally Protected Ecological Area: No.

3. Compliance with obligations (s.27 of the Act):

3.1. Assessment Work Reports: In compliance **(1)**.
3.2. Mining Taxes: Incorrect payments for 1st and 2nd semester, 1998, 1st and 2nd semesters, 2002 and 1st semester, 2003; default in payment of 2nd semester, 2003**(2)**.

4. Judicial or Administrative Proceedings:

4.1. Administrative Proceedings (Nullity s.45, Suspension, s.43, Cancellation of Surface Rights s.44 or Revision Recourse s.59): None recorded.
4.2. *Amparo* proceedings: None recorded.
4.3. Tax Proceedings: None recorded.

NOTES

(1) Pursuant to s. 28 paragraph 3 of the Act, annual Assessment Works Report are required to be filed during the month of May each year, but only when the cumulative number of hectares owned by the reporting person is not in excess of 100 hectares (pursuant to amendments to the Mining Act on August 4, 2000 the number was increased in the month of August 2000 to 1000 hectares). We have received no documentation from the Client or the Mines Registry regarding the total number of hectares owned by previous owner (Minera LMX, SA de CV) from year 1999 through the date of signing of the Purchase Agreement with Minerales Jazz, S.A. de C.V. Therefore we cannot assert whether such obligation existed for such period. Pursuant to the Act, in the event of default in the filing of Assessment Works Reports the affected owner must file the delinquent Report and be assessed a fine by the Mines Registry, in order to cure the deficiency.

(2) Arrears (late payment charge, interests and inflationary adjustments) for mining duties currently due and outstanding are calculated daily from the date the obligation is in default (February 1st and August 1st for 1st and 2nd semester, respectively, each year) and through the date full payment is made. Pursuant to s.42 paragraph IV and s. 55 paragraph III and the Act, the default in payment of mining duties and assessed arrears imposed to a mining concession will render the cancellation of the affected concession(s) upon written 60 day demand notice issued to the registered owner(s).

Legal Opinion: It is our opinion that based on the foregoing information and subject to the notations herein set forth Vianey the Mining Concession is (a) validly existing, (b) free and clear of all liens, charges or encumbrances, (c) free and clear of any judicial or administrative proceedings and (d) in compliance with the obligations set forth in the Act and the Regulations (see note 2).

We trust the Legal Opinion has been responsive to your request. Should you have any further questions or comments, please contact our office at your convenience.

Sincerely,

Urias Romero y Asociados, S.C.

Per: Faviola Pérez Ibarra
Mexican Attorney-at-law

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

PART 1

REPRESENTATIONS AND WARRANTS OF THE VENDOR AND THE COMPANY

Corporate

1.1 The Company is a corporation duly incorporated, organized and validly existing under the laws of Mexico and is in good standing with respect to the filing of required regulatory filings under applicable Mexican legislation.

1.2 The classes of shares that the Company is authorized to issue consists of common shares only without nominal or par value of which a total of 5,050,000 common shares, all of which are validly issued and outstanding as fully paid and non-assessable shares, all of which are registered in name of the Vendor.

1.3 The Company has the corporate power and capacity to own the Assets and carry on the Business and in all jurisdictions where the Business is presently conducted.

1.4 The corporate records of the Company, including minutes of all meetings of directors and shareholders, as required to be held or maintained by the Company pursuant to the laws of Mexico are accurate, complete and up-to-date in all material respects.

1.5 No person has any written or oral agreement, option, understanding or commitment, or any right (including pursuant to a pre-emptive right under any corporate statute to which the Company is subject, the constating documents of the Company or any shareholders' agreement) or privilege capable of becoming a right or an agreement, for the purchase of any interest in, or portion of the Assets, the Shares or any of the issued and unissued common shares in the capital of the Company nor any right, agreement or option that requires the Company to

(a) allot or issue any further or other shares in its capital or any security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in its capital, or

(b) to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital.

1.6 To the best of the knowledge of the Vendor and the Company, all material transactions of the Company have been properly recorded or filed in its corporate and other record books.

1.7 Other than the Permitted Encumbrances, the Vendor is the legal and beneficial owner of the Shares free and clear of all Encumbrances, and the Vendor has the due and sufficient right to transfer the legal and beneficial title and ownership of the Shares to the Buyer.

1.8 As of the Closing Time, the Company will own or lease all of its property and assets, including the Assets and will be the rightful and lawful party having entitlement to the exploitation of the mineral rights associated with the Claims.

1.9 Other than the Permitted Encumbrances, at the Closing Time, there will be no shareholders' agreement or unanimous shareholders' agreement in effect among the shareholders of the Company.

Assets of the Company

1.10 Other than the Permitted Encumbrances, as of the Closing Time, the Company will be the beneficial owner of and have good and marketable title to all of the Assets, free and clear of all Encumbrances and in particular will have the beneficial ownership of the Claims **[as further described in Schedule A]**.

1.11 To the best of the knowledge of the Vendor and the Company, as of the Closing Date, the Claims will have been properly located and stated in compliance with the laws of the jurisdiction in which they are situate, and the Claims and all agreements will be in good standing in all respects with all regulatory agencies or government authorities of Mexico and the Company has not transferred or assigned its interest in the Claims to any person or agreed to do so.

1.12 The Company has not received notice of any default in respect of any of its Assets, leases or any document of title related to the Claims.

1.13 To the best of the knowledge of the Vendor and the Company, as of the Closing Date, the Vendor will have no information or knowledge of any fact or circumstance which materially and adversely affects the Company or the Assets that has not been disclosed in writing to the Buyer, and neither this Agreement nor any other document or certificate furnished to the Buyer by the Vendor in connection with the within contemplated transactions contains any untrue, inaccurate, misleading or incomplete statement of material fact.

1.14 To the best of the knowledge of the Vendor and the Company, on the Closing Time,

(a) the Assets will be all of the assets owned or leased by the Company, and

(b) the Company will have no liabilities other than the Permitted Encumbrances and Liabilities.

1.15 The Company is not a party to any agreement or commitment that cannot be terminated by the Company without payment of or liability for bonus or penalty by the Company's giving less than 30 days' notice.

1.16 The Company has been and is, and the Business has been and is operated in compliance with all applicable Environmental Laws and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to liability under any applicable Environmental Laws.

1.17 Neither the Company nor the Vendor has received any notice of, or been prosecuted for an offence alleging violation of or non-compliance with any Environmental law, and neither the Company nor the Vendor has settled any allegation of violation or non-compliance short of prosecution. Neither the Company nor the Vendor is aware of any orders of environmental authorities relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to the business or any property, facilities or Assets (whether currently owned, leased, occupied, controlled or licensed or owned, leased, occupied, controlled or licensed at any time prior to the date hereof) of the Company.

Financial

1.18 The Financial Statements are true, accurate and complete in every material respect, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly and accurately reflect in every material particular the financial position of the Company as of the date thereof and, in particular, all of the Assets and all of the liabilities and obligations, due or accruing, contingent or absolute, liquidated or unliquidated, of the Company.

1.19 Since the date of the latest balance sheet included in the Financial Statements, there has not been

(a) any waiver by the Company of a valuable right or of a material debt owed to it,

(b) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company except in the ordinary course of business other than as expressly set out in this Agreement,

(c) any change or amendment to a Material Contract or arrangement by which the Company is bound or to which any of its Assets are subject, or

(d) any other event or condition of any character which might materially adversely affect the Company or the Assets other than as disclosed herein.

1.20 Since the date of the latest balance sheet included in the Financial Statements, the Company has not, other than in the ordinary and usual course of business or as permitted in this Agreement,

(a) engaged in any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment (including, without limitation, any forward purchase commitment or similar obligation) to make any expenditure in excess of $100,000, or

(b) declared, paid or committed itself to pay any dividend or other distribution with respect to any share of or other ownership interest in it or any of its assets or operations.

1.21 Neither the Vendor nor the Company have provided any guarantee, indemnity or contingent or indirect obligation for or on behalf of any Person.

Employees

1.22 The Company does not have any employees and is not a party to any collective bargaining agreement, pension plan, deferred compensation plan, bonus plan or agreement, stock option or stock purchase plan or profit sharing plan and no labour certification is in place or pending.

Taxes

1.23 The Company has

(a) duly prepared and filed in good faith and on a timely basis all Mexican income, sales, property tax, land transfer tax, and other tax returns, notices, elections and designations, including all other governmental returns, notices and reports (the "Tax Returns") of which the Vendor had,

or ought reasonably to have had, knowledge required to be, or reasonably capable of being, filed to the Closing Time,

(b) paid all taxes or other amounts shown in the Tax Returns and the tax resulting from all assessments or reassessments together with any related interest or penalties,

(c) paid all instalments due in respect of such taxes or other amounts for the current period in accordance with applicable legislation, and

(d) accrued and adequately provided for in the Financial Statements any accruing liability in respect of such taxes or other amounts.

1.24 To the best of the knowledge of the Vendor and the Company after due inquiry, there is no proceeding or action in progress, pending or threatened against the Company for the assessment or the collection or remittance of income, property or sales tax, interest, penalty or other amount and there is no material question of taxation or assessment which is or will be at the Closing Time the subject of dispute with any taxing authority, or any contingent tax liability or any ground that could result in an assessment, reassessment, charge or potentially adverse determination by any taxation authority.

Enforceability

1.25 The execution and delivery by the Vendor of this Agreement and all other agreements and instruments to be executed and delivered by it pursuant to this Agreement, and the performance of their obligations thereunder are legal, valid and binding on the Vendor and enforceable against the Vendor in accordance with their terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to the extent that the availability of equitable remedies is subject to the discretion of applicable judicial authority.

1.26 None of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance by the Vendor of its covenants and obligations herein will

(a) conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the constating documents of the Company,

(b) to the best of the knowledge of the Vendor after due inquiry, conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, including any governmental department, commission, bureau, board or administrative agency thereof to which the Company is subject,

(c) constitute or result in a breach of or a default under any agreement, contract, lease, indenture, other instrument or commitment to or from which the Vendor or the Company is a party, is subject or derives benefit,

(d) give to any other person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with respect to any agreement, contract, lease, indenture, other instrument or commitment to or from which the Vendor or the Company is a party, is subject or derives benefit,

(e) give to any government or governmental authority, including any governmental department, commission, bureau, board or administrative agency thereof any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, consent or authority issued to the Company and which is necessary or desirable in connection with the conduct and operation of its business or operations, and the ownership or leasing of its assets except for such breaches or defaults, if any, which, when taken together with any similar breach or default, would not have a material adverse effect, singularly or in the aggregate, on the conduct and operation of its business, or

(f) constitute a default by the Company, or any event which, with the giving of notice or lapse of time or both, would constitute an event of default under any agreement, contract, lease, indenture, other instrument, commitment or indenture relating to any indebtedness (whether for borrowed money or otherwise) for which the Company is liable where such default or event would give to any other person the right to accelerate the maturity for the payment of any amount payable under any such agreement, contract, lease, indenture, other instrument or commitment.

1.27 The consummation of the transactions contemplated in this Agreement will vest in the Buyer legal and beneficial title to the Shares free and clear of any Encumbrances.

Regulatory Compliance

1.28 The Company has all permits, licences, consents and authorities issued by any government or governmental authority including any governmental department, commission, bureau, board or administrative agency which are necessary and material in connection with the operation and conduct of the Business and the Claims.

1.29 To the best of the knowledge of the Vendor and the Company after due inquiry, the Company in all material respects has conducted its affairs in compliance with all applicable laws, rules and regulations and is not in breach, and has not received any notification alleging that it is in breach, of any such law, rule or regulation.

1.30 Neither the Vendor nor the Company is insolvent or has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy or taken any proceeding to have itself wound up or declared bankrupt or to have a receiver appointed of all or any portion of his or its assets, including the Assets.

1.31 No authorization, approval, order, licence, permit or consent of any governmental authority, and no registration, declaration or filing by the Vendor or the Company with any governmental authority is required in order for the Vendor

(a) to incur its obligations expressed to be incurred by it in or pursuant to this Agreement,

(b) to execute and deliver all other documents and instruments to be delivered by it pursuant to this Agreement,

(c) to duly perform and observe the terms and provisions of this Agreement and the other agreements to be entered into pursuant to this Agreement, and

(d) to render this Agreement legal, valid, binding and enforceable against it.

General

1.32 Neither the Vendor nor the Company has given to any person a power of attorney or proxy that is or will be in effect on or after the date hereof except for the general manager of the Company.

1.33 To the best of the Vendor's knowledge, there is no action, claim, suit, judgment, litigation, order, complaint, investigation or proceeding outstanding or pending or overtly threatened by or against or concerning the Vendor, the Company, the Assets, or the Shares in any court or before or by any governmental department, commission, board, directorate, bureau or agency, or before any arbitrator of any kind.

1.34 The Company is not

(a) in breach of any term, covenant, condition or provision of, or in default under, nor has done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any agreement, contract, lease, indenture, other instrument or other commitment to which the Company is a party, is otherwise bound or derives benefit,

(b) to the best of the knowledge of the Vendor after due inquiry, in violation of, nor is any present use by the Company of the Assets a violation of any applicable law, statute, order, rule or regulation, or

(c) to the best of the knowledge of the Vendor after due inquiry, in breach of or default under any judgment, injunction or other order or award of any judicial, administrative, governmental or other authority or arbitrator by which the Company or the Assets are bound or are subject.

1.35 The Company maintains or has maintained, since its inception, insurance in force against loss on such Assets, against such risks, in such amounts and to such limits as is in accordance with prudent business practices prevailing in its Business and having regard to the location, age and character of the Assets.

1.36 The Company is not a party to or bound by any Material Contracts, whether oral or written.

1.37 Schedule D is an accurate and complete list of all Permitted Encumbrances and Liabilities.

PART 2

REPRESENTATIONS AND WARRANTIES OF THE BUYER

2.1 The Buyer

(a) is a company duly incorporated, organized and validly existing under the laws of British Columbia and is in good standing with respect to the filing of annual returns with the Registrar under the *Company Act* (British Columbia), and

(b) has the corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

2.2 The execution and delivery by the Buyer of this Agreement and all other agreements and instruments to be executed and delivered by it pursuant to this Agreement, and the performance of its obligations thereunder, have been duly authorized by all necessary corporate action of the Buyer, and such obligations are legal, valid and binding on the Buyer enforceable against the Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to the extent that the availability of equitable remedies is subject to the discretion of the applicable judicial authority.

2.3 The Buyer is solvent and has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy or taken any proceeding to have itself wound-up or declared bankrupt or to have a receiver appointed over all or any portion of its assets.

2.4 To the best of the Buyer's knowledge there are no actions, suits, claims, judgments, litigation, orders, complaints, investigations or proceedings outstanding or pending or overtly threatened by or against the Buyer which could adversely affect the Buyer's ability to perform its obligations.

2.5 To the best of the knowledge of the Buyer, none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance by the Buyer of its covenants and obligations herein will conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which the Buyer is subject.

2.6 The Buyer is a reporting issuer under the *Securities Act* (British Columbia) and is not listed on the list of reporting issuers in default of any requirement of such Act or the regulations made thereunder as maintained by the British Columbia Securities Commission.

2.7 The Journey Shares will, at the time of delivery to the Vendor, be duly authorized and validly allotted and issued as fully paid and non-assessable free of liens, charges or encumbrances.

2.8 On the date of receipt by the Vendor of the certificate or certificates representing the Journey Shares, every consent, approval, authorization, order or agreement of the Exchange that is required for the issuance of the Journey Shares and the delivery to the Vendor of such certificate or certificates to be valid will have been obtained and will be in effect.

2.9 The Journey Shares are part of a class of shares of the Buyer that is currently listed and posted for trading on the Exchange and, at the time of the delivery of the certificates representing the Journey Shares to the Vendor, will have been approved and reserved for listing on the Exchange, subject only to fulfillment of the requirements of the Exchange relating to listing of additional shares of a listed class or series of shares.

2.10 The Buyer will, immediately after the issuance of the Journey Shares, take or cause to be taken all steps necessary for the Journey Shares to be posted for trading on the Exchange.

SCHEDULE F

OPINION OF VENDOR'S COUNSEL

Journey Unlimited
Omni Brand Corporation
102 – 1238 Seymour Street
Vancouver, BC V6B 6J3

and

Lang Michener LLP
Barristers and Solicitors
1500 – 1055 West Georgia Street
Vancouver, BC V6E 4N7

Dear Sirs:

Purchase by Journey Unlimited Omni Brand Corporation of ● of the issued and outstanding shares in the capital of Minerale Jazz S.A. de C.V. from ◆ ("◆") and ◆ ("◆")

We have acted as counsel to ◆ (the "Vendor") in connection with the sale today by the Vendor to Journey Unlimited Omni Brand Corporation (the "Buyer") of ● of the issued and outstanding shares of ◆ (the "Company") pursuant to a share purchase agreement (the "Share Purchase Agreement") dated effective the ◆ day of March, 2005, among the Vendor, the Buyer, the Company and Paul Groat.

Except as otherwise indicated, all terms used herein that are defined in the Share Purchase Agreement have the meanings ascribed to them in the Share Purchase Agreement.

As counsel to the Vendor, we have participated together with Lang Michener LLP, Canadian counsel to the Buyer, in the settlement of the Share Purchase Agreement and each document ancillary thereto and described or referred to therein. For the purposes of the opinions hereinafter expressed, we have examined the constating documents of and such other documents, resolutions, instruments and certificates, and have made such other investigations as we have deemed necessary as the basis of the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies or facsimile thereof. We have relied as to certain matters of fact on a certificate of even date herewith of officers of the Company, a copy of which has been delivered to you.

We are solicitors qualified to carry on the practice of law only in Mexico. This opinion is limited to the laws of Mexico and except as expressly stated herein, we express no opinion as to the laws of any other jurisdiction.

Whenever any opinion set forth herein with respect to the existence or absence of facts is qualified by the phrase "of which we are aware", it is intended to indicate that during the course of our representation of the Vendor no information has come to our attention which has given us actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to

our knowledge of the existence of such facts should be drawn from the fact of our representation of the Vendor.

Based upon the foregoing and subject to the qualifications herein expressed, we are of the opinion that:

(a) the Company is a corporation duly incorporated and validly existing under the laws of Mexico and is in good standing with the applicable regulatory authorities;

(b) the Vendor is the legal and beneficial owner of ◆ common shares without par value, which are all of the issued and outstanding shares in the capital of the Company and all of which are being sold and transferred to the Buyer under the Share Purchase Agreement (the "Shares");

(c) the Vendor has the power and capacity to own the Shares, and to execute and deliver the Share Purchase Agreement, to complete the transactions contemplated thereby and to observe and perform all of its covenants and obligations set forth therein;

(d) the Company has the corporate power and capacity to carry on the Business and to own the Assets;

(e) the Share Purchase Agreement has been duly and validly executed and delivered by the Vendor and constitutes legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with its terms and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(f) there is no action, suit or proceeding pending or threatened against the Vendor or the Company of which we are aware;

(g) all requisite governmental and regulatory approvals to permit the Vendor to enter into the Share Purchase Agreement and complete the transactions contemplated thereby have been obtained;

(h) no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option of which we are aware

(i) to require the Company to issue any further or other shares in its capital or to convert or exchange any security of the Company into shares in its capital;

(ii) for the issue of any of the authorized but unissued shares in the capital of the Company;

(i) all corporate action by the Company necessary to authorize the transfer of the Shares to the Buyer has been validly taken;

(j) neither the execution nor the delivery by the Vendor of the Share Purchase Agreement nor the performance by the Vendor of the terms thereof conflicts with, or constitutes a breach of or a default under, any agreement of which we are aware to which the Vendor is a party, any order of which we are aware, or any law of Iowa or the United States which is applicable to the Vendor;

(k) the transfer of the Shares to the Buyer does not conflict with, or constitute a breach of or default under, the constating documents of the Company, any agreement of which we are aware to which the Company is a party, any order of which we are aware;

(l) the Shares purchased by the Buyer under the Share Purchase Agreement are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company;

(m) upon delivery of the share certificates to the Buyer representing the Shares and payment therefor in accordance with the terms of the Share Purchase Agreement and the giving of the approvals and authorizations therein provided for, no further procedure will be required to vest title to the Shares in the Buyer;

(n) all steps, procedures and transactions to vest legal and beneficial title to the Assets in the Company have been taken and there is no step, procedure or transaction which, if left undone, prevents or could prevent the Buyer from asserting good and marketable title to the Assets as defined in the Share Purchase Agreement.

The opinions expressed herein are solely for the use and benefit of the persons to whom this letter is addressed in relation to the transactions contemplated in the Share Purchase Agreement and may not be relied on by or made available to any other person or for any other purpose;

Yours truly,